                                SERVICE AGREEMENT



         THIS AGREEMENT is made as of the 23rd day of February 1999.



BETWEEN:

         Positionwatch Limited, a corporation incorporated under the laws of Ontario


         (hereinafter referred to as "PW")


AND:

         E-Cruiter.com Inc., a corporation incorporated under the laws of Ontario

         (hereinafter referred to as "ECT")



WHEREAS:

A. PW has developed internet job posting and recruitment advertising services;


B. ECI has developed internet recruiting software and wishes to engage the services of PW for its internet job posting and advertising services;


         NOW THEREFORE in consideration of the premises and the mutual covenants herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree as follows.


         This agreement replaces and supercedes the prior agreement, signed and dated May 5th, 1998, between PW and CareerBridge Corporation (now named E-Cruiter.com Inc). This agreement does not in any way affect current non-disclosure and confidentiality agreements already in place between both Parties.


1.       DEFINITIONS

         In this Agreement:

         1.1 "Affiliate" of a specified entity means any entity which directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such specified entity.



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

         1.2 "Agreement" means this service agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement.

         1.3 "Business Day" means any day, other than a Saturday, Sunday or statutory or civic holiday in the city of Toronto or Ottawa, in the province of Ontario.

         1.4 "Confidential Information" means all information relating to the business and management of either Party or its Affiliates including, but not limited to the material terms of this Agreement, sales, product pricing and other unpublished financial information, products and business plans, projections and marketing data and other proprietary and trade secrets and technology to which access is obtained hereunder by the other Party, provided, however, that confidential information shall not include any data or information which:

                  1.4.1 is or becomes publicly available through no fault of the other Party;

                  1.4.2 is already in the rightful possession of the other Party prior to its receipt from the other Party;

                  1.4.3 is independently developed by the other Party;

                  1.4.4 is rightfully obtained by the other Party from a third party;

                  1.4.5 is disclosed with the written consent of the Party whose information it is; or

                  1.4.6 is disclosed pursuant to court order or other legal compulsion.


         1.5 "Parties" means each of PW and ECI and "Party" means either of them;


         1.6 "Person" includes any individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity recognized by law;

         1.7 "PW Partner Sites" means and includes all web based employment sites, employment news groups, search engines, directories and other web sites with which PW has established a relationship(s) for the purpose of creating exposure for PW client job openings;

         1.8 "Sales Channel Representatives" means third party sales representatives, resellers, distributors and telemarketing partners;

         1.9 "Services" means the services to be performed by PW as more particularly described in paragraph 3 hereof;



2.       SCHEDULES


         2.1 The following appending schedules form part of this Agreement; Schedule A - ECI Sales Targets Schedule
                  Schedule B - Fees and Payment Schedule


3.       PROVISION OF SERVICES BY PW


         3.1 Subject to the terms and conditions of this Agreement, PW agrees to provide the following services to ECI:

                  3.1.1 Network Posting: As of the date of this Agreement, PW shall provide an intelligent multi-site network posting/advertising capability to ECI for individual job postings of ECI's customers or the customers of its Affiliates on PW Partner Sites. PW will make all commercially reasonable efforts to expand and maintain the list of PW Partner Sites on an ongoing basis, servicing the requirements of ECI. PW does not warrant that any site will remain as part of the posting package for any length of time. PW will make every commercially reasonable effort to provide a substitute site of equivalent value should a site be removed from a posting package for any reason.

                  3.1.2 Site-Specific Posting: PW will make all commercially reasonable efforts to expand and maintain the list of site-specific PW Partner Sites on an ongoing basis, servicing the requirements of ECI.

                  3.1.3 Transparent Posting On or before April 30, 1999, PW shall provide a commercially transparent job posting capability, in the event that ECI software submits a job posting, in the appropriate format for PW use, to specific PW Partner Sites using PW's capability to properly format and submit the posting on behalf of ECI or its Affiliates, and where the posting is billed by the PW Partner Sites directly to ECI, its Affiliates or customers.

                  3.1.4 Automatic Submission and Acknowledgment: PW and ECI have developed a data interchange format and communications protocol for ECI to automatically submit all job postings. Both parties agree that no changes will be made to the format and communications protocol without the written consent of the other party and that such consent will not be unreasonably withheld or unduly delayed. The parties will agree on a mutually convenient schedule for effecting the changes. PW shall develop and provide an automatic acknowledgment of each posting received by PW. PW shall also develop and provide to ECI a monthly report revealing the specific PW Partner
                  Sites and traffic response on those sites.

                  3.1.5 Applicant Linking: In order to hot link candidates directly to the job application page provided by ECI software, PW shall utilize the specific uniform resource locator ("URL") provided by ECI within the postings sent out on behalf of each job position. PW covenants that it will use its all commercially reasonable efforts to utilize hot linking. This will normally mean that all postings to job boards and major commercial web sites will be linked. It is understood that not all the PW Partner Sites will permit hot linking.

                  3.1.6 Site Tagging: PW shall append a destination site identification tag to the job specific URL supplied by ECI before submission to each destination site.

         3.2 PW shall maintain and update its list of PW Partner Sites on a monthly basis or more frequently as appropriate. PW shall provide
         ECI with the names of partner sites that may be publicized by ECI or its Affiliates in order to assist in the promotion of the business of ECI or its Affiliates. ECI understands that these partner sites are not to be identified as ECI partner sites, but as PW partner sites. PW shall also provide ECI with the names of other PW Partner Sites on a confidential basis. ECI agrees that no permanent copies of such Confidential Information shall be provided to ECI by PW or maintained by ECI and ECI acknowledges and agrees that it shall maintain such information as confidential.

         3.3 PW covenants and agrees that it shall inform ECI of its plans to introduce services that may be beneficial to ECI.

4.       PW PERFORMANCE QUALITY SPECIFICATIONS


         4.1 PW covenants and agrees that it shall use all commercially reasonable efforts to provide its posting services seven days a week, 24 hours per day. All commercially reasonable efforts will be made to ensure that all postings, where no preview or client approval is required, are be made within 24 hours of receipt from ECI. All commercially reasonable efforts will be made to ensure that all postings are receipted to ECI (according to point 3.1.4 above) within the same twenty-four (24) hour period. PW shall use all commercially reasonable efforts to utilize its list of PW Partner Sites for each job position based on the requirements of the position to be posted.

         4.2 In the event PW is not able to provide the performance quality specifications as aforesaid for a particular ECI customer which results in the non-payment by the customer for such posting services, then ECI shall not be obliged to remit the requisite fees to PW in respect of that customer account.

         4.3 PW will provide a full customer service function for ECI customers utilizing PW's Internet job posting and recruitment advertising services. The customer service function shall include, without limiting the generality of the foregoing, front line support for the postings or advertisements, and specialized site research or posting augmentation strategies as necessary to ensure that a best effort has been made to generate applicant responses for the customer.


5.       OBLIGATIONS OF ECI

         5.1 Subject to the terms and conditions of this Agreement, ECI agrees to perform the following obligations:

                  5.1.1 Service Integration. ECI software shall be modified by ECI to allow every customer of ECI or its Affiliates the ability, within the graphical user interface of ECI software, to select a network posting for each job description intended for posting to the Internet.

                  5.1.2 Marketing Activity. ECI shall use its best efforts to actively market the network posting service to its customers through: (i) presentation within its on-line software service,
                  (ii) its product literature, and (iii) marketing communications campaigns that ECI may undertake, including advertising, direct marketing and public relations components. ECI agrees to keep PW reasonably appraised of its marketing efforts including the provision of written reports to PW on a quarterly basis.

                  Sales Training. ECI shall provide training on the PW
                           network posting service capabilities and benefits to its employee sales representatives and Sales Channel Representatives, including seminar delivery resources. Without limiting the generality of the foregoing, ECI agrees that all ECI direct sales representatives will undergo a minimum of one day of training provided by PW or by a PW trained ECI representative, on the capabilities and benefits of the network posting service. ECI and PW undertake to insure that the training requirements are updated from time to time in order to maximize the effectiveness of the ECI sales force. PW agrees to provide skilled training personnel, for a minimum of four (4) Business Days during the first two (2) months of this Agreement and one (1) Business Day per month thereafter in order to train ECI employee sales representatives and Sales Channel Representatives at mutually convenient locations.

                           ECI shall provide training to PW representatives on the features and benefits of the E-Cruiter software package, to allow PW representatives to provide an effective overview of E-Cruiter to their prospects and accounts. PW agrees that its Business Development and Sales representatives will be available for one half day of training, provided by ECI at mutually convenient times and locations. ECI agrees to provide skilled training personnel, for a minimum of two (2) Business Days during the first two (2) months of this Agreement and one half (1/2) Business Day per month thereafter in order to train PW representatives.




6.       EXCLUSIVITY AND BRANDING

         6.1 In order to provide ECI with a competitive advantage to establish revenue generating distribution channels for PW services, PW covenants and agrees that it will not enter into any service agreements of the nature contemplated by this Agreement with any other third party, contingent upon successful achievement of sales target objectives by ECI on a continued basis, with sales targets and exclusivity thereto reviewed every three months from the effective date of this agreement. Sales targets are determined at the sole discretion of PW. Initial sales targets are established in Schedule A of this agreement.

         6.2 In order to maintain the exclusivity provided by Clause 6.1 above, ECTECI will not commence, continue or complete the development of products or services that are competitive in any way to the PW products and services outlined in this agreement. ECI will not enter into an arrangement of any kind, with an organization other than PW, for the purposes of providing ECI with products or services that are competitive in any way to the PW products and services outlined in this agreement. For greater clarity, services competitive to the PW services offered in this Agreement means a posting network or site-specific postings that duplicate or attempt to duplicate the postings specified in Schedule B. It is acknowledged that ECI provides the career site to the market at large, and that ECI may develop, as it sees fit, links to any sites that provide posting capability in any markets world wide, as long as these links do not attempt to duplicate the postings specified in Schedule B. ECI will bring new posting network expansion requirements to PW first, to establish whether PW can meet the schedule requirements of ECI for introduction of new network territories or capabilities. ECI has every intention, based on continued performance of PW in meeting development schedules, of continuing to use PW services for expansion of ECI's posting network capabilities.

         6.3 PW reserves all rights to its service brand names and may, at the written request of ECI allow ECI and its Sales Channel
         Representatives to use its service brand names.

         6.4 ECI may at its discretion, apply its own unique brand names ("Private Branding") to the various PW Services. ECI will consult with PW in order to avoid using names competitive with or damaging to PW.



7.       FEES


         7.1 The Parties agree that the determination and payment of the fees and pricing of Services shall be as set forth in Schedule B. ECI and PW covenant and agree to treat the fee structure as Confidential Information except for disclosure to professional advisers


8.       TERM AND TERMINATION

         8.1 Subject to the provision of this paragraph 8, this Agreement shall become effective on the date set out in the first page hereof, and shall remain in effect for a period of five (5) years from such date; provided however that either Party may terminate this Agreement at any time without cause upon thirty (30) days prior written notice of the other Party.

         8.2 Either Party may terminate this Agreement upon written notice to the other Party for cause if the other Party:

                  8.2.1 is in default of its material obligations under this Agreement including, without limiting the generality of the foregoing, non-payment of fees unless such default is remedy within 15 days of written thereof;

                  8.2.2 if the other Party is declared bankrupt, or makes an assignment for the benefit of creditors or has a receiving order made against it or where a trustee in bankruptcy is appointed;

                  8.2.3 if the other Party ceases to conduct business in the normal course.

         8.3 Subject to the terms and conditions set forth herein, termination of this Agreement shall not relieve either Party from any liability or indebtedness arising before such termination, nor from any obligations imposed by the provisions of this Agreement, that survive this Agreement or any liability for damages resulting from a breach of such provisions.

         8.4 If this Agreement is terminated without cause by PW, PW shall continue to provide full service access to ECI, subject to the terms and conditions of this Agreement, as follows:

                  8.4.1 ECI may continue to represent and utilize PW services for a period of thirty-two (32) weeks following the termination date for existing customers of ECI or its Affiliates acquired on or before the termination date; and

                  8.4.2 ECI may continue to represent and utilize PW services for a period of twenty-four (24) weeks following the termination date for any new customers of ECI or its Affiliates acquired after the termination date.

         8.5 PW covenants and agrees that it will not attempt to unfairly restrict ECI from purchasing PW systems or services on commercially reasonable terms should such systems or services become available due to PW cessation of operations.

         8.6 PW covenants and agrees to provide written notification to ECI within ten (10) days of change of control of PW.

         8.7 Upon the termination of this Agreement, except for the continuation privileges set forth in paragraph 8.4 hereof, all rights and licenses granted by one Party hereto to the other Party hereunder shall terminate and each Party shall return to the other any materials (confidential and non-confidential materials) of the other in its possession and copies thereof or destroy the same and provide written certification of destruction.

         8.8 In the event that this Agreement is terminated or expires, and that Services have been prepaid by customers, any sums due to PW pursuant to this Agreement shall be pro-rated to the date of termination or expiry of this Agreement.

9.       REPRESENTATIONS AND WARRANTIES

         9.1 PW represents and warrants:

                  9.1.1 that the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any agreement, instrument, license or permit or understanding to which PW is a party;

                  9.1.2 that it has performed all acts necessary to put into effect the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, entering into any contract or undertaking with respect to the provision of Services to PW Partner Sites.


         9.2 ECI represents and warrants:

                  9.2.1 that the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any agreement, instrument, license or permit or understanding to which ECI is a party;


                  9.2.2 that it has performed all acts necessary to put into effect the transactions contemplated by this Agreement.

10.      INDEMNITY


         10.1 PW hereby covenants and agrees, at its expense, to indemnify
         ECI and to defend ECI and to save and hold ECI harmless from and against and in respect of any and all liabilities, claims, demands, causes of action, actions, losses, damages and expenses (including, without limitation, all applicable solicitors' fees and disbursements) of every nature and kind for or in respect of or relating to this Agreement, including without limiting the generality of the foregoing:


                  10.1.1 any liability or costs associated with the malfunctioning of PW software attributable to any acts performed in furtherance of the transactions contemplated by this Agreement;

                  10.1.2 any liability arising from the breach of the representations, warranties or covenants made by PW herein; or

                  10.1.3  any combination of the foregoing.

         10.2 Notwithstanding the liabilities contemplated above, PW shall not be responsible for any liabilities arising from the malfunctioning of ECI software or from any act or performance of the customers of ECI and its Affiliates, including data supplied by such customers.


         10.3 Any amount for which PW is liable hereunder shall be due and payable forthwith after demand therefor is made in writing to PW.

11.      Limitation of Liability

         11.1 THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS (express AND implied and those arising by statute or otherwise in law or from a course of dealing or usage of trade), INCLUDING BUT NOT LIMITED TO, WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. NO OTHER WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED ARE GIVEN.

         11.2 In no event shall PW have any liability for loss of profits, loss of business revenue or failure to realize expected savings or for any indirect, special or consequential damages even if advised of the possibility thereof.

         11.3 Subject to the restrictions in this Section 11 and the indemnities provisions of Section 10, in the event of any breach by PW of its obligations under this agreement, ECI's remedy shall be to receive from PW payment for actual and direct damages to a maximum amount equal to the the amounts paid hereunder by ECI to PW.

12.      GENERAL PROVISIONS

         12.1 Any reference to currency in this Agreement is to Canadian currency.

         12.2 Words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa.

         12.3 Neither the making of this Agreement nor the performance of its provisions shall be construed to constitute either of the Parties hereto an agent, employee, partner, joint venture, or legal representative of the other.

         12.4 If any term of this Agreement is found to be invalid, illegal or unenforceable, in whole or in part, by a body of competent jurisdiction, that term shall be deemed severed from this Agreement to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term of the Agreement.

         12.5 (i) In the event of any dispute, claim, question or difference arising out of or relating to the Agreement or the breach thereof, the Parties hereto shall use their best endeavors to settle such disputes, claims, questions or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of thirty (30) days, then upon notice by either party to the other the disputes, claims, questions or differences shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Ontario) and any amendments thereto.

                  (ii) The arbitration tribunal shall consist of one (1) arbitrator appointed by mutual agreement of the Parties or, in the event of failure to agreement within thirty (30) days, either party may apply to a judge of the Supreme Court of Ontario to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided.

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                  (iii) The arbitrator shall be instructed that time is of the essence in proceeding with his termination of any dispute, claim, question or difference.

                  (iv) The arbitration shall be conducted in English and shall take place in Ontario.

                  (v) The arbitration award shall be given in writing and shall be final, binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

                  (vi) Judgment upon the award rendered may be entered into any court having jurisdiction or application may be made to such court of or a judicial recognition of the award or an order of enforcement thereof, as the case may be.

         12.6 This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and assigns.

         12.7 Neither Party shall be liable to the other for delays in the performance of the Agreement caused by unforeseen circumstances beyond its control, including, but not limited to, acts of God, wars, riots, strikes, fires, floods or materials, inevitable accidents, governmental restrictions or other causes beyond reasonable control of such Party. Either Party shall notify the other in writing of any such events or circumstances promptly after their occurrence.

         12.8 The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right hereafter to insist upon strict adherence to that term or any other term of this Agreement.

         12.9 Any notice or other written communication required or permitted hereunder shall be in writing and:

                  12.9.1 delivered personally to an officer of the Party to whom it is directed;

                  12.9.2 sent by registered mail, postage prepaid, return receipt requested (provided that such notice or other written communication shall not be forwarded by mail if on the date of mailing there exists an actual or imminent postal service disruption in the city from which such communication is to be mailed or in which the address of the recipient is found); or

                  12.9.3 sent by telecopier or similar method of electronic telephone transmission.

         12.10 All such notices shall be addressed to the Party to whom it is directed at the following addresses:

                                     if to :
                                               Positionwatch Limited


                 by mail or personal delivery: 60 Bloor Street West, Suite 1400
                                               Toronto, Ontario   M4W 3B8
                                               Attention:  President
                 by facsimile:                   (416) 929-7999


                 if to :                       E-Cruiter.com Inc.


                 by mail or personal delivery: 360 Albert Street, Suite 1510
                                               Ottawa, Ontario   K1R 7X7
                                               Attention:  President

                 by facsimile:                   (613) 236-9819

         12.11 Any such notice or other written communication shall, if mailed as aforesaid be effective five (5) days from the date of posting; if given by telecopier, shall be effective on the first business day after the sending thereof; and if given by personal delivery shall be effective on the day of delivery.

         12.12 Either Party may at any time change its address by giving notice of such change of address to the other Party in the manner specified herein.

         12.13 This Agreement may be altered, amended or annulled at any time by the mutual consent in writing of the Parties hereto.

         12.14 Time shall be of the essence hereof.

         12.15 This Agreement shall be governed by and construed in accordance with the laws of Ontario.

         12.16 This Agreement together with the schedules attached hereto constitutes the entire Agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written,



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

         and there are no other warranties, agreements or representations between the Parties except as expressly set forth herein.

         12.17 This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

         12.18 This Agreement may be executed in several counterparts, all of which together shall constitute one and the same instrument.

         12.19 The headings appearing throughout this Agreement are inserted for convenience only and form no part of the Agreement.


         IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto.

SIGNED, SEALED AND DELIVERED

                                                POSITIONWATCH LIMITED


                                                Per:
                                                Title:


                                                E-CRUITER.COM INC.



                                                Per:
                                                Title:

                                  SCHEDULE "A"


                                ECI SALES TARGETS

ECI shall, for the period March 1st 1999 to May 31st 1999 (Target Period), generate a minimum of two hundred (200) (Target Amount) network postings in purchase orders to PW. If, at any time during or after the Target Period, purchases made during the Target Period are cancelled for any reason, bringing the total purchases for the Target Period to less than the stated Target Amount, ECI will be considered to be short of their sales target.

                                  SCHEDULE "B"


                      PRICING OF PW POSTING SERIVCES TO ECI



Effective 15 February 1999



1. Network Postings: At the time of writing of this Schedule, PW sells to ECI a "Canada/Ontario" Network Posting that includes, but is not limited to, the following sites:


           Positionwatch
           Career Mosaic
        Internet Job Locator
              Job Sat
              NetJobs
             CareerShop
         Career Marketplace
             CareerMag
            Career Span
      News Groups (25 or more)



PW does not warrant that these sites will remain as part of the posting package for any length of time. PW will make every commercially reasonable effort to provide a substitute site of equivalent commercial value should a site listed above be removed from the package for any reason. PW will notify ECI in advance of any planned changes to the posting package (ten business days notice). This Schedule and the prices herein must be modified and agreed to for every change in the list of sites contained within this posting package, with the exception of addition or deletion of specific Newsgroups.

For this Network Posting, PW shall charge ECI according to the following rates ($Cdn):


                   Single     $125
                   5-pack     $625
                  10-pack    $1,200
                  20-pack    $2,300
                  50-pack    $5,500
                 100-pack   $10,000



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



The volume `packs' in the above table are purchased by ECI's end customers, and the purchase order to PW is placed by ECI on behalf of the end customer. The intent it for the above volume discounts to apply to customer purchases and not to volume purchases by ECI prior to sale to an end customer.

PW will provide ECI with sixty (60) days advance written notice of any requirement to change the above pricing.

2. Premium or Site-Specific Postings: New sites may become part of a "Premium Network Posting" or they may remain as independent "Site-Specific Posting" purchases for ECI's customers. PW will make every effort to negotiate favorable pricing with each site partner as compared to the retail prices charged by these sites to the marketplace, and to offer ECI a discount, determined by PW, on the purchase of these postings. A Premium/Site-Specific Price List will form part of this Schedule and will be updated as pricing for each site is negotiated.

3. Transparent Postings: PW shall charge ECI a transaction fee of CD$2.50 for each Transparent Posting transaction performed for ECI. This pricing applies to sites where PW does not incur extra charges for the service beyond its current negotiated agreements. Transparent Posting fees are subject to change for any given site; provided however that if additional charges are imposed on PW by PW partner sites, PW will notify ECI in writing of sites with extra charges.

4. Payment Terms: ECI will invoice the end customer for posting services and will remit funds due to PW within sixty (60) days of the date of invoice from PW.







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